EXHIBIT 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), made effective as of December 31, 2008, by and between HENRY C. BABB, JR. (hereinafter “Executive”), and ALLIANCE ONE INTERNATIONAL, INC., a Virginia corporation with principal offices in Morrisville, North Carolina (hereinafter “Company”).

R E C I T A L S:

The Company (as successor in interest to Standard Commercial Corporation) and the Executive are parties to that certain Employment Agreement dated January 1, 1998 (the “Original Agreement”).  The Company and the Executive have concluded that the Original Agreement should be amended in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Accordingly, the Company and the Executive desire to amend and restate the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and obligations herein and the compensation the Company agrees herein to pay the Executive, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

Section One - Employment of Executive/Duties

A.

The Company hereby employs the Executive and the Executive agrees to be employed by the Company in the capacity of Senior Vice President – Chief Legal Officer and Secretary, subject to the terms and conditions set forth herein. The Executive will report to the Company’s President and Chief Executive Officer (“CEO”).

B.

The Executive shall be responsible for keeping the corporate records and providing legal counsel to the Company, through the CEO and Board of Directors (“Board”). The Executive is responsible for all legal matters of the Company and will be responsible for coordinating the work of the Company’s external counsel. This position is responsible for keeping the official records of the Company, including the minutes of all Board meetings, and is responsible for maintaining all compliance, SEC and other regulatory filings.

C.

The Executive shall devote his time, skill, attention and best efforts to the business of the Company. Such time of the Executive shall be devoted as shall be reasonably required to promote and protect the best interest of the Company. The Executive may serve as a director of or consultant to other corporations only to the extent that such duties are known to and approved by the CEO.  The Executive shall not be restricted in making personal investments unless they are prohibited under this Agreement or otherwise, or that may detract from the time and attention devoted to the business of the Company.

D.

The Executive shall not be required to relocate his residence during the term of this Agreement. The Executive agrees that he will be required from time to time to travel on behalf of Company to meet with customers, attorneys, accountants or conduct such other business activity necessary to the conduct of the Company’s business or that of its affiliates and subsidiaries.

Section Two - Compensation

A.

The Company shall pay the Executive an Annual Base Salary at the rate of Three Hundred Thousand Dollars ($300,000) per year (the “Annual Base Salary”), payable in equal monthly installments unless the Company sets a different periodic basis for payment of salaries, less deductions authorized by law. The Company shall review the Executive’s salary annually.

B.

The Executive shall be entitled to participate in the fringe benefit programs which the Company may establish and modify from time to time for the benefit of all its executive and management employees, including, but not limited to, health insurance, disability insurance, qualified stock option plans, non-qualified stock option plans, qualified retirement plans, non-qualified retirement plans, life insurance plans and executive incentive compensation plans, provided that benefits shall not be duplicated for any specific benefit afforded the Executive under the terms of this Agreement.  As of December 31, 2008, the Executive is a participant in the programs listed on Exhibit A attached hereto.

Section Three - Vacation and Sick Leave

During the term of his employment hereunder, the Executive shall be entitled to and receive as an additional benefit at least four (4) weeks of personal time off each fiscal year under and in accordance with the Company’s Compensated Leave Policy (the “PTO Policy”), during which time his compensation shall be paid in full. Such personal time off shall be taken by the Executive at such times as may be reasonably mutually agreed upon by the Executive and the Company.  If and to the extent the provisions of the PTO Policy so provide, unused personal time off existing at the time the Executive separates from service with the Company shall be paid to him in cash in the month following his separation at his then current Annual Base Salary.

Section Four - Restrictive Covenants and Confidentiality of Customer Lists and Trade Secrets

A.

The Executive agrees that during the term of his employment and permanently following termination of such employment for any reason whatsoever, he will not disclose to any person, firm, association, partnership, entity or corporation, other than in discharge of his duties hereunder or pursuant to order of court, any governmental agency, or at request of Company, any information the disclosure of which is adverse to the business of the Company, including such information related to: (1) the business operations or internal structure of the Company; (2) the customers of the Company, (3) the financial condition of the Company; and (4) other information including but not limited to trade secrets, technical data, sales figures and forecasts, marketing analysis and studies, customer and price lists, including any and all of the foregoing confidential information of any affiliates or subsidiaries of Company. All papers and records of every kind, including all memoranda, lists, tapes, notes, sketches, designs, plans, data and other documents, whether made by the Executive or not, relating to the business and affairs of the Company, its successors, affiliates and subsidiaries, or to any business or field of investigation of the Company which shall at any time come into possession or control of the Executive, shall be surrendered to the Company, at the Company’s expense, upon written request received while either Executive is in the employ of the Company or after such employment shall have ceased.

Section Five - Change of Control

Should there be a change in control of the Company either through a sale of its stock or through a sale of its assets and the acquirer of control does not prior to or upon completion of the sale offer the Executive employment acceptable to him, the Executive may separate from service with the Company  following completion of the sale.  The Executive shall continue to receive his regular Annual Base Salary through the end of the month of his separation from service.  In addition, in the first calendar month immediately following such separation the Company shall pay to the Executive an amount equal to two (2) years’ salary based on Executive’s Annual Base Salary in effect at the time of separation.  Such payment will be reported as wages subject to FICA, income tax and other required withholdings.  If all or any part of the amount payable pursuant to this Section is delayed pursuant to Section 7(D), such amount shall bear interest until paid at an annual rate of 5%.

Section Six - Separation from Service

A.

The Company may at any time terminate this Agreement and Executive’s employment for cause.  For this purpose “cause” is defined to mean that the Executive has (i) been guilty of serious neglect or misconduct in carrying out his responsibilities and obligations hereunder, or (ii) failed or refused faithfully and diligently to perform the customary duties of his employment or failed to adhere to the provisions of this Agreement; or (iii) failed or refused to comply with reasonable policies, rules and regulations established from time to time by the Company’s Board, any duly authorized committee thereof or the CEO, or (iv) has violated the provisions of Section 4 hereof.

B.

The Company may at any time on thirty (30) days written advance notice terminate this Agreement and Executive’s employment other than for cause, in which event:

1.

The Executive shall continue to receive his regular base salary through the end of the month of his separation from service.

2.

The Company shall be obligated to pay to the Executive, as severance pay, twenty-four (24) monthly payments commencing in the month immediately following the date of his separation from service (the “Separation Date”).  Each monthly payment shall be equal to one-twelfth of the Executive’s Annual Base Salary in effect on the Separation Date.  Payments to be made under this paragraph are hereby designated and shall at all times be treated as a series of separate payments and not a single payment pursuant to Treasury Regulation § 1.409A-2(b)(2)(iii).  To the maximum extent permitted under Code Section 409A, the severance payments described in this paragraph are intended to qualify as a combination of short-term deferrals meeting the requirements of Treas. Reg. § 1.409A-1(b)(4), and involuntary severance payments meeting the limits of Treas. Reg. § 1.409A-1(b)(9)(iii), and this paragraph shall be construed in accordance with such intent.

3.

The Executive shall be entitled to the special health care benefits described in this Section 6(B)(3).

(a)

The Executive shall be entitled to participate (treating the Executive as an “active employee” of the Company for this purpose) in the Company’s Medical Plan for Salaried Employees, as the same may be amended from time to time (the “Company Medical Plan”) during the period commencing immediately after participation would otherwise cease on account of the Executive’s separation from service in the absence of this Agreement (and without regard to the continuation of coverage requirements of Section 4980B of the Code and Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”)), and ending on the earliest of (i) the last day of the month that includes the second anniversary of the Executive’s Separation Date; (ii) the date of Executive’s death; or (iii) the last day of the month in which the Executive becomes eligible for Medicare.  The coverage required to be provided to the Executive pursuant to this Section 6(B)(3)(a) shall be referred to herein as the “Extended Coverage” and the period during which the Extended Coverage is provided shall be referred to herein as the “Medical Plan Coverage Period.”  The Company, consistent with sound business practices, shall use its best efforts to provide the Executive with the Extended Coverage under the Company Medical Plan during the Medical Plan Coverage Period, including, if necessary, amending the applicable provisions of the Company Medical Plan and negotiating the addition of any necessary riders to any group health insurance contract.  During the Medical Plan Coverage Period, the Executive shall pay the entire premium required for the Extended Coverage under the Company Medical Plan.  The premium required for the Extended Coverage shall be equal to the premium required by COBRA for the continuation of individual coverage under the Company Medical Plan (the “COBRA Rate”).  Notwithstanding the foregoing, for any period of Extended Coverage after the COBRA Period (as defined below), as determined by the Company, the premium required for the Extended Coverage in such period shall be the greater of the COBRA Rate or the actuarially determined cost of the Extended Coverage as determined by an actuary selected by the Company.

(b)

If at any time during the Medical Plan Coverage Period the Company is unable for whatever reason to provide the Executive with the Extended Coverage under the Company Medical Plan, the Company, consistent with sound business practices, shall use its best efforts to secure for the Executive coverage under an individual policy of health insurance providing coverage for the Executive which is substantially equivalent to the Extended Coverage to be provided under the Company Medical Plan (the “Individual Medical Policy”).  In such event, the Executive shall pay the entire premium charged for coverage of the Executive under the Individual Medical Policy.

(c)

The provisions of this paragrah shall apply only if the Medical Plan Coverage Period ends before the last day of the month that includes the second anniversary of the Executive’s Separation Date, on account of the Executive’s entitlement to Medicare.  In such event, the Executive shall on or prior to attainment of age 65 enroll in Medicare Parts A, B and D and shall obtain a Medicare supplemental policy (the “Medicare Supplemental Policy”) to become effective no later than the end of the Medical Plan Coverage Period.  During the period beginning immediately after the end of the Medical Plan Coverage Period and ending on the earlier of the Executive’s date of death or the last day of the month that includes the second anniversary of the Executive’s Separation Date (the “Medicare Period”), the Executive shall at all times maintain and pay the premiums charged for Medicare Parts A, B and D coverage and for a Medicare Supplemental Policy.  Each month during the Medicare Period, the Company shall reimburse the Executive for the premiums paid by the Executive for Medicare Part D and for the Medicare Supplemental Policy.  Such reimbursement shall be made on a monthly basis within ten (10) business days after the Executive submits a written request for reimbursement accompanied by sufficient evidence demonstrating that the premiums subject to reimbursement were incurred.

(d)

The Extended Coverage provided to the Executive pursuant to paragraph (a) of this Section 6(B)(3) is intended to satisfy during the Medical Plan Coverage Period the continuation of coverage requirements of COBRA as such requirements apply to the Executive on account of his separation from service.  The Executive shall complete such COBRA election materials as the Company may require in order to make the Extended Coverage available.  Notwithstanding any contrary provision of this Section 6(B)(3), the period of COBRA continuation coverage for Executive shall not expire prior to the end of the applicable period of continuation coverage to which the Executive would be entitled under COBRA (the “COBRA Period”).  For any portion of the COBRA Period that continues after the end of the Medical Plan Coverage Period, the Executive shall be responsible for paying the full COBRA Rate for any continuation coverage he maintains during such COBRA Period. Notwithstanding the foregoing provisions of this Section 6(B)(3), in the event that the Extended Coverage for whatever reason does not satisfy the continuation of coverage requirements of COBRA during the Medical Plan Coverage Period, the Executive shall be entitled to elect COBRA continuation coverage in lieu of the Extended Coverage described in this Section 6(B)(3).  In such event, the Executive shall be responsible for paying the full amount of the premium charged for such COBRA continuation coverage under the Company Medical Plan at the COBRA Rate.

(e)

Each month during the Medical Plan Coverage Period, the Company shall pay to Executive a special benefit as determined pursuant to the provisions of this paragraph (the “Special Benefit”).  The amount of the monthly Special Benefit shall be equal to the amount of the monthly premium actually paid by the Executive for the Extended Coverage for such month, less the then-applicable amount of the monthly contribution or premium charged an active full-time salaried employee participating in the Company Medical Plan for coverage of such active full-time salaried employee.  The Special Benefit shall be payable on the 20th day of each calendar month, or within ten (10) business days thereafter, commencing in the first month of the Medical Plan Coverage Period.  If all or any portion of a Special Benefit payment is delayed pursuant to Section 7(D), such amount shall bear interest until paid at an annual rate of 5%.

(f)

In addition to the Special Benefit described in paragraph (e), the Company shall pay to the Executive each year during the Medical Plan Coverage Period a payment equal to the amount necessary to pay the federal and state income taxes imposed upon the Executive as a result of the receipt of the Special Benefit payments (i.e., a gross-up payment).  The gross-up payment for each calendar year during the Medical Plan Coverage Period shall be paid to the Executive in a single lump sum payment on or prior to December 31 of each such calendar year.  Each gross-up payment shall be determined pursuant to the following formula and expressing the Tax Rate as a decimal.

Gross-up Amount	=	Special Benefit Amount	X	(1 +	(	Tax Rate	X	(1)))	Less	Special Benefit Amount
1-Tax Rate

The “Tax Rate” shall be equal to (i) the highest marginal income tax rate in effect under Code Section 1(a) (or any successor provision) in the calendar year in which the gross-up payment is made (the “Federal Rate”), plus (ii) the highest marginal rate of income tax for individuals in the state in which Executive is domiciled in the calendar year in which the gross-up payment is paid (the “State Rate”), minus (iii) the Federal Rate times the State Rate.  The “Special Benefit Amount” shall be equal to the total amount of Special Benefit payments during the calendar year in which the gross-up payment is made.  Notwithstanding the foregoing, in no event shall a gross-up payment be made to the Executive with respect to any Special Benefit payments that are not includible in the income of the Executive for federal and state income tax purposes.  If all or any portion of a gross-up payment is delayed pursuant to Section 7(D), such amount shall bear interest until paid at an annual rate of 5%.

(g)

Executive shall pay for the Extended Coverage on a monthly basis.  The premium or contribution due for Extended Coverage under the Company Medical Plan in any month shall be due on the last day of the immediately preceding month, provided that any payment received by the Company within twenty (20) days of the due date shall be deemed timely.  If Executive fails to pay any premium or contribution when due as provided in this paragraph, the Company’s obligation to provide Extended Coverage under this Section 6(B)(3) shall immediately expire.  If Executive fails to pay the premium within twenty (20) days of the due date as described in the prior sentence, the Company will provide Executive with written notice of the failure to make such premium payment.  The written notice shall be furnished to Executive in the manner provided in Section 7(E).  Executive shall have ten (10) days after the Company provides such notice within which to make the applicable premium payment and any such payment received by the Company within this ten (10) day period shall be considered timely.  Executive hereby authorizes the Company to withhold from any monthly payment then due to Executive under this Agreement or otherwise the premiums or contributions required and then due under this Section 6(B)(3) to pay for Extended Coverage for Executive.

(h)

Expenses eligible for reimbursement under this Section 6(B)(3) in a calendar year shall not affect any expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year.  Executive’s rights under this Section 6(B)(3) are not subject to liquidation or exchange for any other benefit.

4.

For twenty-four (24) months immediately following Executive’s Separation Date, the Company shall reimburse Executive for any premiums Executive pays to maintain life insurance coverage equivalent to the Company-provided group term life insurance coverage in effect for Executive at the time of his separation from service.  Such reimbursement shall be made on a monthly basis within ten (10) business days after the Executive submits a written request for reimbursement accompanied by sufficient evidence demonstrating that the premiums subject to reimbursement were incurred.  Expenses eligible for reimbursement under this Section 6(B)(4) in a calendar year shall not affect any expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year.  Executive’s rights under this Section 6(B)(4) are not subject to liquidation or exchange for any other benefit.

All amounts paid to the Executive pursuant to this Section 6(B) will be reported as wages subject to FICA, income tax and other required withholdings.

C.

All references herein to Executive’s “separation from service” shall mean Executive’s separation from service with the Company and its subsidiaries and affiliates within the meaning of Code Section 409A(a)(2)(A)(i) and applicable regulations and other guidance thereunder, including but not limited to Executive’s termination on account of death or disability.

Section Seven - Miscellaneous

A.

The Company shall indemnify the Executive in his capacity as an executive officer of the Company consistent with and subject to the terms and conditions relating to indemnification contained in the Articles of Incorporation and Bylaws of the Company. This indemnity obligation shall survive the termination of this Agreement.

B.

The Employment Agreement shall not be assignable by the Executive nor shall the duties under it be delegable by the Executive, and shall inure to the benefit of and be binding upon any corporate or other successors of the Company which shall acquire, directly or indirectly, by merger, consolidation or purchase or otherwise, all or substantially all of the assets of the Company, and shall otherwise be binding upon the parties hereto, and their respective heirs, executors, administrators, successors or assigns.

C.

To the extent applicable, the parties hereto intend that this Agreement comply with Section 409A of the Code and all guidance or regulations thereunder (“Section 409A”), including compliance with all applicable exemptions from Section 409A (e.g., the short-term deferral exception and the ‘two-times’ pay exemption applicable to certain severance payments).  The parties hereby agree that this Agreement shall at all times be construed in a manner to comply with Section 409A and that should any provision be found not in compliance with Section 409A, the parties are hereby contractually obligated to execute any and all amendments to this Agreement deemed necessary and required by the Company’s CEO to achieve compliance with Section 409A.  By execution and delivery of this Agreement, the Executive irrevocably waives any objections he may have to the amendments required by Section 409A.  In the event amendments are required to be made to this Agreement to comply with Section 409A, the Company shall use its commercially reasonable best efforts to provide the Executive with substantially the same benefits and payments he would have been entitled to pursuant to this Agreement had Section 409A not applied, but in a manner that is compliant with Section 409A.  The manner in which the immediately preceding sentence shall be implemented shall be the subject of good faith negotiations of the parties.  The parties also agree that in no event shall any payment required to be made pursuant to this Agreement that is considered deferred compensation within the meaning of Section 409A be accelerated or delayed in violation of Section 409A.

D.

The parties further agree that any payment of deferred compensation that is due upon a separation from service cannot commence under Section 409A until the lapse of six (6) months after such separation from service (or death of the Executive, if earlier), to the extent that the Executive is determined to be a “specified employee” (as that term is defined in Section 409A) and a six-month delay is required under Section 409A.  Any payment or portion thereof that must be delayed pursuant to this “specified employee” rule shall be paid, along with any interest accrued in accordance with this Agreement, in the seventh (7th) month following the Executive’s separation.

E.

All notices, requests and other communications to any party under this Agreement shall be in writing (including telefacsimile transmission or similar writing) and shall be given to such party at its address or telefacsimile number set forth below or such other address or telefacsimile number as such party may hereafter specify for the purpose by notice to the other party:

1.

If to the Executive:

Henry C. Babb, Jr.

1108 Windemere Drive

Wilson, NC  27896

2.

If to the Company:

Alliance One International, Inc.

8001 Aerial Center Parkway

P.O. Box 2009

Morrisville, North Carolina   27560-2009

Fax Number: (919) 379-4132

Each such notice, request or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (ii) if given by any other means, when delivered at the address specified in this paragraph.

F.

The parties intend that this Agreement and the performance hereunder and all suits and special proceedings hereunder shall be construed in accordance with and under and pursuant to the laws of the State of North Carolina and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of North Carolina shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

G.

The Executive shall not be required to mitigate the amount of any payment provided for in Section 5 or Section 6 by seeking other employment or otherwise, and any payment or benefit to be provided to the Executive pursuant to Section 5 or Section 6 of this Agreement shall not be reduced by any compensation or other amount earned or collected by the Executive from another employer or other third party at any time before or after his termination of service.

H.

This Employment Agreement supersedes and cancels all prior agreements and understandings between the parties (including, without limitation, the Original Agreement and that certain Addendum and Amendment to Employment Agreement dated November 7, 2004, between the Executive and Standard Commercial Corporation) and constitutes the entire agreement between the parties.

I.

This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have signed this Agreement on this the 30th day of December, 2008.

/s/    Henry C. Babb, Jr.

Henry C. Babb, Jr.

ALLIANCE ONE INTERNATIONAL, INC.

By: /s/    Robert E. Harrison

      President & CEO

December 30, 2008

EXHIBIT A

Participation in Benefit Plans

As of December 31, 2008, the Executive is a participant in the following fringe benefit programs:

Alliance One International, Inc. Pension Plan

Alliance One International, Inc. Savings and Profit Sharing Plan

Alliance One International, Inc. Health Care & Benefit Plan for Salaried Employees (including  Medical Plan for Salaried Employees, Group Dental Plan, group life & AD&D insurance, long-term disability insurance, health and dependent care flexible spending accounts, and Severance Plan)

Alliance One International, Inc. Cafeteria Plan

Management Incentive Plan (Plan Year 2009)

Alliance One International, Inc. Supplemental Retirement Account Plan

Standard Commercial Corporation Supplemental Retirement Plan (frozen)

Alliance One International, Inc. 2007 Incentive Plan